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                                                                     EXHIBIT 5.1

                         [PERKINS COIE LLP LETTERHEAD]

                                  July 8, 1999


WatchGuard Technologies, Inc.
316 Occidental Avenue South, Suite 200
Seattle, WA  98104

Ladies and Gentlemen:

     We have acted as counsel to you in connection with the proceedings for the authorization and issuance by WatchGuard Technologies, Inc. (the "Company") of up to 3,500,000 shares (the "Firm Shares") of the Company's Common Stock, $.001 par value per share (the "Common Stock"), together with up to an additional 525,000 shares of Common Stock if and to the extent the underwriters exercise an over-allotment option granted by certain of the Company's stockholders (the "Selling Stockholders") (the "Option Shares" and, together with the Firm Shares, the "Shares"), and with the preparation and filing of a registration statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), which you are filing with the Securities and Exchange Commission with respect to the Firm Shares and the Option Shares.

     We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion. Based upon the foregoing, we are of the opinion that upon the happening of the following events:

     (a) the effectiveness of the Registration Statement and any amendments thereto,

     (b) due execution by the Company and registration by its registrar of the Firm Shares and, to the extent the underwriters exercise their over-allotment option, the Option Shares,

     (c) due action by the Selling Stockholders authorizing the sale of the Option Shares,
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     (d)  the offering and sale of the Firm Shares and, to the extent the underwriters exercise the over-allotment option, the Option Shares, as contemplated by the Registration Statement and the Underwriting Agreement and in accordance with the resolutions of the Board of Directors of the Company authorizing the sale and issuance of the Firm Shares and the aforesaid Stockholder authorizations, and

     (e) receipt by the Company of the consideration required for the Firm Shares to be sold by the Company as contemplated by the Registration Statement and the Underwriting Agreement, and to the extent the underwriters exercise their over-allotment option, receipt by the Selling Stockholders of the consideration required for the Option Shares to be sold by the Selling Stockholders as contemplated by the Registration Statement and the Underwriting Agreement,

the Firm Shares and, to the extent the underwriters exercise their over-allotment option, the Option Shares, will be duly authorized, validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto, including any and all post-effective amendments and any registration statement relating to the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to the reference to our firm in the Prospectus of the Registration Statement under the heading "Legal Matters". In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                       Very truly yours,


                                       /s/ PERKINS COIE

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